Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2023 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2023 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — April 25, 2023 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter 2023 dividend of $0.48 per share. The second quarter 2023 dividend is payable on June 30, 2023 to stockholders of record as of June 15, 2023.

MARCH 31, 2023 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2023.

OPERATING RESULTS

	Q1-23(1)		Q1-22(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
Core EPS(2)		$0.57		$0.42
GAAP net income per share(3)(4)		$0.52		$0.44
Net investment income(3)	$318	$0.60	$198	$0.41
Net realized gains (losses)(3)	$(50)	$(0.10)	$10	$0.02
Net unrealized gains(3)	$10	$0.02	$3	$0.01
GAAP net income(3)(4)	$278	$0.52	$211	$0.44
Dividends declared and payable		$0.48		$0.45	(5)

	As of
(dollar amounts in millions, except per share data)	March 31, 2023	December 31, 2022
Portfolio investments at fair value	$21,148	$21,780
Total assets	$21,812	$22,398
Stockholders’ equity	$10,049	$9,555
Net assets per share	$18.45	$18.40
Debt/equity ratio	1.12x	1.29x
Debt/equity ratio, net of available cash (6)	1.09x	1.26x
____________________________________________

(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2023 and 2022 were approximately 534 million and 479 million, respectively.

(4)Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2023 and 2022 was $0.51 and $0.43, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2023 and 2022 were approximately 555 million and 500 million shares, respectively, which includes approximately 21 million shares related to the assumed conversion of outstanding convertible notes.

(5)Includes an additional dividend of $0.03 per share paid on March 31, 2022 to stockholders of record as of March 15, 2022.

(6)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“Our first quarter results reflect a strong start to 2023 with year-over-year growth of more than 35% in core earnings per share,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With tighter credit conditions prevalent in the market, we believe our ability to provide certainty of execution and flexible capital solutions to borrowers will enhance our competitive position and enable us to make attractive investments for this market cycle.”

“We have further strengthened our balance sheet thus far this year by reducing our leverage and increasing our available liquidity,” said Penni Roll, Chief Financial Officer of Ares Capital. “We believe that our fortified balance sheet with leverage of less than 1.1x net debt to equity leaves us well-positioned to continue to support our existing portfolio companies and to be opportunistic investors in this environment.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q1-23	Q1-22
Portfolio Activity During the Period:
Gross commitments	$766	$2,001
Exits of commitments	$1,884	$2,551

Portfolio Information:
	As of
	March 31, 2023	December 31, 2022
Portfolio investments at fair value	$21,148	$21,780
Fair value of accruing debt and other income producing securities(7)	$18,834	$19,493
Number of portfolio company investments	466	466
Percentage of floating rate securities at fair value(8)	69%	71%
Weighted average yields on debt and other income producing securities(9):
At amortized cost	12.0%	11.6%
At fair value	12.2%	11.9%
Weighted average yields on total investments(10):
At amortized cost	10.8%	10.5%
At fair value	10.9%	10.6%

Asset class percentage at fair value
First lien senior secured loans	41%	43%
Second lien senior secured loans	18%	18%
Subordinated certificates of the SDLP	6%	6%
Senior subordinated loans	5%	5%
Preferred equity	10%	9%
Ivy Hill Asset Management, L.P.(11)	11%	10%
Other equity	9%	9%
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(7)Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(8)Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(9)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(10)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(11)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the first quarter of 2023, Ares Capital made new investment commitments of approximately $766 million, of which approximately $636 million were funded. Total new investment commitments included approximately $283 million of new investment commitments to IHAM. New investment commitments included 8 new portfolio companies and 24 existing portfolio companies. As of March 31, 2023, 218 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $766 million in new commitments made during the first quarter of 2023, 49% were in first lien senior secured loans, 7% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 3% were in preferred equity, 37% were for Ares Capital’s subordinated loan and equity investments in IHAM and 4% were in other equity. Of these commitments, 73% were in floating rate debt securities, of which 88% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2023, Ares Capital funded approximately $454 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the first quarter of 2023, Ares Capital exited approximately $1.9 billion of investment commitments, including approximately $652 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 72% were first lien senior secured loans, 10% were senior subordinated loans, 10% were Ares Capital’s subordinated loan investment in IHAM, 6% were preferred equity and 2% were subordinated certificates of the SDLP. Of the approximately $1.9 billion of exited investment commitments, 90% were floating rate, 4% were fixed rate and 6% were non-income producing.

As of March 31, 2023 and December 31, 2022, the weighted average grade of the portfolio at fair value was 3.1 and 3.2, respectively, and loans on non-accrual status represented 2.3% of the total investments at amortized cost (or 1.3% at fair value) and 1.7% at amortized cost (or 1.1% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on April 25, 2023.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2023, Ares Capital had $359 million in cash and cash equivalents and $11.2 billion in total aggregate principal amount of debt outstanding ($11.2 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.4 billion available for additional borrowings under its existing credit facilities as of March 31, 2023.

In January 2023, Ares Capital and ARCC FB Funding LLC (“AFB”), a wholly owned subsidiary of Ares Capital, entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”) that among other things, (a) increased the commitments under the facility from $300 million to $500 million and (b) adjusted the interest rate charged on the BNP Funding Facility from an applicable LIBOR or a "base rate" plus a margin of (i) 1.80% during the reinvestment period and (ii) 2.30% following the reinvestment period to an applicable SOFR or a "base rate" plus a margin of (i) 2.30% during the reinvestment period and (ii) 2.80% following the reinvestment period.

In February 2023, Ares Capital repaid in full the $750 million aggregate principal amount outstanding of its unsecured notes (the “2023 Notes”) upon their maturity. The 2023 Notes bore interest at a rate of 3.500% per annum, payable semi-annually.

In January 2023, Ares Capital completed a public underwritten equity offering pursuant to which Ares Capital sold approximately 12.1 million shares of common stock at a price of $18.53 per share to the participating underwriters, with net proceeds totaling approximately $223.4 million, after giving effect to underwriting fees and estimated offering expenses.

During the three months ended March 31, 2023, Ares Capital issued and sold approximately 13.2 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $253.6 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

FIRST QUARTER 2023 DIVIDENDS PAID

On February 7, 2023, Ares Capital announced that its Board of Directors declared a first quarter 2023 dividend of $0.48 per share for a total of approximately $261 million. The first quarter 2023 dividend was paid on March 31, 2023 to stockholders of record as of March 15, 2023.

RECENT DEVELOPMENT

In April 2023, Ares Capital amended its Revolving Credit Facility. The amendment, among other things, (a) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $2.9 billion from March 31, 2026 to April 19, 2027, during which period Ares Capital, subject to certain conditions, may borrow under the Revolving Credit Facility, (b) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $2.9 billion from March 31, 2027 to April 19, 2028 and (c) extended the stated maturity date for $908 million of the lenders electing to extend their term loan commitments from March 31, 2027 to April 19, 2028. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $150 million, $107 million and $494 million will remain subject to a revolving period expiration of March 30, 2024, March 31, 2025 and March 31, 2026, respectively, and stated maturity dates of March 30, 2025, March 31, 2026 and March 31, 2027, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $50 million, $28 million and $116 million will remain subject to maturity dates of March 30, 2025, March 31, 2026 and March 31, 2027, respectively.

In April 2023, Ares Capital and AFB entered into an amendment to the BNP Funding Facility. The amendment among other things, (a) increased the commitments under the BNP Funding Facility from $500 million to $790 million, (b) extended the end of the reinvestment period from June 11, 2023 to April 20, 2026, (c) extended the stated maturity date from June 11, 2025 to April 20, 2028 and (d) adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a "base rate" (as defined in the BNP Funding Facility) plus a margin of (i) 2.30% during the reinvestment period and (ii) 2.80% following the reinvestment period to an applicable SOFR or a "base rate" plus a margin of (i) 2.80% during the reinvestment period and (ii) 3.30% following the reinvestment period.

In April 2023, Ares Capital’s board of directors authorized an amendment to Ares Capital’s stock repurchase program to increase the total authorization from $500 million to $1.0 billion. Under the stock repurchase program, Ares Capital may repurchase up to $1.0 billion in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Exchange Act. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From April 1, 2023 through April 19, 2023, Ares Capital made new investment commitments of approximately $369 million, of which $311 million were funded. Of these new commitments, 66% were in first lien senior secured loans and 34% were in second lien senior secured loans. Of the approximately $369 million of new investment commitments, 67% were floating rate and 33% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.4% and the weighted average yield on total investments funded during the period at amortized cost was 11.3%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2023 through April 19, 2023, Ares Capital exited approximately $397 million of investment commitments, including $4 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 78% were first lien senior secured loans, 21% were second lien senior secured loans and 1% were senior subordinated loans. Of the approximately $397 million of exited investment commitments, 99% were floating rate and 1% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.8% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.8%. Of the approximately $397 million of investment commitments exited from April 1, 2023 through April 19, 2023, Ares Capital recognized total net realized losses of approximately $1 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of April 19, 2023, Ares Capital had an investment backlog and pipeline of approximately $310 million and $190 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, April 25, 2023 at 11:00 a.m. (Eastern Time) to discuss its quarter ended March 31, 2023 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (877) 407-0312. International callers can access the conference call by dialing +1 (201) 389-0899. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 23, 2023 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (877) 660-6853 and to international callers by dialing +1 (201) 612-7415. For all replays, please reference access code 13736873. An archived replay will also be available through May 23, 2023 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of March 31, 2023. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $21,430 and $22,043, respectively)	$21,148	$21,780
Cash and cash equivalents	359	303
Restricted cash	18	34
Interest receivable	187	176
Receivable for open trades	7	4
Other assets	75	81
Operating lease right-of-use asset	18	20
Total assets	$21,812	$22,398
LIABILITIES
Debt	$11,164	$12,210
Base management fees payable	79	79
Income based fees payable	157	81
Capital gains incentive fees payable	29	35
Interest and facility fees payable	84	105
Payable to participants	18	34
Payable for open trades	7	22
Accounts payable and other liabilities	117	167
Secured borrowings	80	79
Operating lease liabilities	28	31
Total liabilities	11,763	12,843
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 700 common shares authorized; 545 and 519 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	10,033	9,556
Accumulated undistributed (overdistributed) earnings	15	(2)
Total stockholders’ equity	10,049	9,555
Total liabilities and stockholders’ equity	$21,812	$22,398
NET ASSETS PER SHARE	$18.45	$18.40

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2023	2022
INVESTMENT INCOME
Interest income from investments	$470	$310
Capital structuring service fees	10	30
Dividend income	121	88
Other income	17	12
Total investment income	618	440

EXPENSES
Interest and credit facility fees	139	93
Base management fees	79	73
Income based fees	76	51
Capital gains incentive fees	(6)	2
Administrative fees	3	4
Other general and administrative	7	6
Total expenses	298	229
NET INVESTMENT INCOME BEFORE INCOME TAXES	320	211
Income tax expense, including excise tax	2	13
NET INVESTMENT INCOME	318	198
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized (losses) gains	(50)	58
Net unrealized gains	10	3
Net realized and unrealized (losses) gains on investments, foreign currency and other transactions	(40)	61
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	(48)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$278	$211
NET INCOME PER COMMON SHARE:
Basic	$0.52	$0.44
Diluted	$0.51	$0.43
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	534	479
Diluted	555	500

SCHEDULE 1

Reconciliations of Core EPS to basic GAAP net income per share

Reconciliations of Core EPS to basic GAAP net income per share, the most directly comparable GAAP financial measure, for the three months ended March 31, 2023 and 2022 are provided below.

	For the Three Months Ended March 31,
	2023	2022
	(unaudited)	(unaudited)
Core EPS(1)	$0.57	$0.42
Net realized and unrealized (losses) gains(2)	(0.08)	0.03
Capital gains incentive fees attributable to net realized and unrealized gains and losses(2)	0.01	—
Income tax expense related to net realized gains and losses(2)	0.02	(0.01)
GAAP net income per share(2)(3)	$0.52	$0.44
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(1)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2023 and 2022 were approximately 534 million and 479 million, respectively.

(3)Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2023 and 2022 was $0.51 and $0.43, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2023 and 2022 were approximately 555 million and 500 million shares, respectively, which includes approximately 21 million shares related to the assumed conversion of outstanding convertible notes.